Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA REPORTS FIRST QUARTER 2012 RESULTS

AND PROVIDES MARKET UPDATE

- Company Achieves Another Strong Quarter of Financial Performance Driven by Record Gaming Revenue and Average Consolidated Net Win of $154 per Seat –

- Progress in Gaming Expansion Strategy with Successful Opening of Dreamworld Pailin and Preparation to Begin Construction of Dreamworld Poipet in Cambodia –

Hong Kong – May 15, 2012 – Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the first quarter ended March 31, 2012 and reviewed recent corporate progress.

Highlights:

•                  New record-high quarterly net income of $1.0 million for the first quarter of 2012, an increase of 41% compared to the first quarter of 2011.

•                  Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash charges) was $3.2 million, an increase of 6% from the first quarter of 2011.

•                  Total revenue from gaming operations was a record $5.0 million for the first quarter of 2012, an increase of 19% from the first quarter of 2011.

•                  Average consolidated win per unit per day (WUD) reached a new high of $154 for the first quarter of 2012, an increase of 15% from the first quarter of 2011.

•                  As of March 31, 2012, total installed electronic gaming machine (EGM) seats in operation were 1,560 in eight venues, comprised of three venues in Cambodia with a total of 799 seats and five venues in the Philippines with a total of 761 seats.

•                  Gaming chip and plaque sales were $532,000, more than double that of the first quarter of 2011.

•                  Cash balance was $11.7 million as of March 31, 2012 compared to $12.8 million as of December 31, 2011.

•                  Total debt was $4.7 million as of March 31, 2012 compared to $6.2 million as of December 31, 2011.

•                  On May 3, 2012, the Company completed on target the initial installation of 200 EGM seats on a participation basis in Sokha Hotels and Resort’s new five-star Thansur Bokor Resort and Casino in Cambodia.

•                  On May 9, 2012, the Company successfully opened Dreamworld Pailin in Cambodia, its first casino development project.

•                  On May 10, 2012, the Company held the groundbreaking ceremony for Dreamworld Poipet in Cambodia, which is expected to open before the end of 2012.

- more –

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “After record-breaking 2011 financial results, I am pleased to report another strong quarter for the first quarter of 2012. Our gaming operations generated a record-high $5.0 million in revenue, driven by significant improvement in both our Cambodia and Philippines operations. Consolidated average daily net wins reached a new high of $154 per seat for the quarter.  This strong top-line growth combined with continued focus on cost control resulted in adjusted EBITDA of $3.2 million and a record net profit of nearly $1.0 million for the first quarter of 2012.  We have achieved this growth while investing in our strategic growth plans to expand our gaming operations and strengthening our balance sheet. With the successful repositioning of our operations behind us, we look to the future armed with an attractive mix of gaming operations including a solid and growing participation business, exciting casino development plans, and prospects for continued improvement in our gaming chip and plaque business.”

Q1 2012 Financial Review

Entertainment Gaming Asia’s first quarter of 2012 consolidated revenue was $7.1 million, an increase of 14% compared to $6.2 million in the first quarter of 2011.  The increase was primarily due to strong improvements in the Company’s gaming operations.

Revenue from gaming operations was $5.0 million in the first quarter of 2012, an increase of 19% compared to $4.2 million in the first quarter of 2011.  The increase reflected strong performance from the Company’s operations in both Cambodia and the Philippines. In Cambodia, the Company’s performance was driven by significant growth in average WUD from its operations in NagaWorld, which reached $260 for the quarter.  The Company attributes this to its proactive management, targeted marketing programs, and quality customer service.  In the Philippines, the Company’s operations continued to benefit from strategic management of its machine placements and marketing initiatives focused on its most promising venues in this market.

WUD*

	Q1:12	Q1:11	Y/Y ∆
Cambodia	$239	$224	7%
Philippines	$73	$58	26%
Consolidated	$154	$134	15%

EGM Seats in Operation

	3/31/12	3/31/11	Y/Y ∆
Cambodia	799	726	10%
Philippines	761	912	-17%
Consolidated	1,560	1,638	-5%

Revenue from other products was $2.1 million in the first quarter of 2012, an increase of 3% from the first quarter of 2011.  The increase was the result of higher sales of gaming chips and plaques, which were $532,000 for the first quarter of 2012 compared to $241,000 in the prior-year period.

With strong revenue and continued focus on cost control, Entertainment Gaming Asia reported adjusted EBITDA of $3.2 million for the first quarter of 2012 compared to $3.0 million for the first quarter of 2011.

Entertainment Gaming Asia reported net income of $1.0 million, or $0.01 per share, on a weighted average diluted share count of approximately 120.8 million shares for the first quarter of 2012. This compared to net income of $692,000, or $0.01 per share, on a weighted average diluted share count of approximately 119.1 million shares for the first quarter of 2011.

Successful Installation of 200 EGM Seats at Thansur Bokor in Cambodia

In November 2011, the Company announced an agreement which expands its gaming machine participation and management operations in Cambodia with a strategic and prominent new partner, Sokha Hotels and Resorts (“Sokha”).  Under the terms of the agreement, the Company will place 250 EGM seats and jointly manage these slot operations in Sokha’s new Thansur Bokor Resort and Casino in a tourist area of Cambodia. The Company and Sokha will share the gross win and certain operating expenses on a 27/73% respective basis.  The casino’s grand opening was held on May 3, 2012 at which time the Company had its initial planned 200 EGMs in operation.  The Company expects to increase the deployment to reach 250 seats during this year.

Dreamworld Pailin Opens

On May 9, 2012, the Company held the grand opening for Dreamworld Pailin located at the Cambodia-Thailand border on a growing trade route connecting the two countries.  This was a milestone event as it marked the Company’s first casino opening in Indo-China and begins a new phase in its growth strategy.

The opening was well attended by players visiting from the surrounding areas who enjoyed the casino’s 30 popular table games such as baccarat and dice games and attractive suite of 50 slot machines. With its wide range of gaming offerings, attractive décor, and professional staff, the Company believes Dreamworld Pailin has already established itself as the quality leader in this market.

Future Dreamworld Projects

The Company continues to make progress in its plans to develop and operate regional casinos and gaming venues under its Dreamworld brand in the Indo-China region.  To this end, last month the Company announced plans to develop and operate Dreamworld Poipet, a stand-alone slot hall in an existing popular casino in Poipet, Cambodia near the Thailand border.

This $7.5 million project will be constructed as a stand-alone extension of an existing casino owned by a local Cambodian company and will connect to the main casino’s table game floor.  Dreamworld Poipet will operate under the casino owner’s gaming license. It is expected to measure approximately 16,000 square feet (1,500 square meters) and house 300 EGM seats.  The Company and casino owner will share the daily net win generated by the EGMs in the Company’s slot hall and certain operating costs on a 40%/60% respective basis.

The Company intends to develop Dreamworld Poipet at a rapid pace. It held the groundbreaking ceremony on May 10, 2012 and is preparing to begin full construction efforts shortly.  Based on the current timeline, the Company expects to open Dreamworld Poipet before the end of 2012.

The Company has another casino development project, Dreamworld Kampot, located in the Kampot Province of Cambodia near the Vietnam border, which is in the pre-construction development phase. While the Company considers that Dreamworld Kampot has attractive long-term return potential, it intends to focus its available resources on the development of Dreamworld Poipet, which is located in a more established gaming market and, in the Company’s estimation, offers higher near-term returns.  As a result, the Company expects to complete the development of Dreamworld Kampot in 2013.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “After one year of planning and significant effort, we have now opened our first casino project in the Indo-China region.  With a strong operational team in place to manage Dreamworld Pailin, we are quickly shifting development efforts to our promising Dreamworld Poipet project. With our professional management, quality gaming products, and superior customer service, we aim to have our Dreamworld properties set a new standard for regional gaming in our markets.  We are excited about the future and believe our projects place us firmly on track toward achieving our long-term goal of becoming a leading developer and operator of regional style casinos and gaming venues in the emerging gaming markets of Indo-China.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, May 15, 2012, both of which are open to the general public.  The conference call number is 800/679-1701 or 303/223-2699. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a participation basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos through its wholly-owned subsidiary Dolphin Products in Australia. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the expansion of the Company’s participation business model, the timeline and working capital requirements for the Sokha, Kampot and Poipet gaming projects, the near-term earnings of the Sokha, Kampot and Poipet gaming projects, growth of the gaming industry in the Indo-China region, the Company’s ability to secure new casino and gaming projects and fund those projects and the prospects for the expanded customer base for the Company’s Dolphin gaming chips and plaques.   Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, complete construction and development of the casino and gaming projects on budget and in a timely manner, identify and successfully develop additional such projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino and gaming projects timelines, obtain and fulfill significant purchase orders from the new customers for the Company’s gaming chips and plaques and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2012	2011
Revenues:
Gaming	$4,956	$4,165
Other products	2,126	2,070
Total revenues	7,082	6,235
Operating costs and expenses:
Cost of electronic gaming machine (EGM) participation:
EGM depreciation	1,109	1,190
Casino contract amortization	615	619
Other gaming related intangibles amortization	63	—
Other operating costs	524	282
Cost of other products	2,006	1,764
Selling, general and administrative expenses	1,585	1,198
Stock-based compensation expenses	265	223
Gain on disposition of assets	(12)	—
Product development expenses	100	80
Depreciation and amortization	31	30
Total operating costs and expenses	6,286	5,386

Income from operations	796	849

Other income/(expense):
Interest expense and finance fees	(53)	(94)
Interest income	12	23
Foreign currency gains/(losses)	189	(7)
Other	82	60
Total other income/(expense)	230	(18)

Income before income tax	1,026	831

Income tax expense	(54)	(139)

Net income	$972	$692

Basic and diluted earnings per share	$0.01	$0.01

Weighted average common shares outstanding
Basic	119,601	116,196
Diluted	120,758	119,138

Other comprehensive income, net of tax
Foreign currency translation adjustments	$51	$103
Comprehensive income	$1,023	$795

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

(amounts in thousands, except per share data)	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,695	$12,759
Trade accounts receivable, net	2,051	2,691
Other receivables	266	114
Inventories	2,045	1,894
Assets held for sale	10	30
Prepaid expenses and other current assets	1,208	811
Total current assets	17,275	18,299

Electronic gaming machines and systems, net	8,084	8,889
Casino contracts	9,763	10,340
Property and equipment, net	3,855	2,558
Goodwill	357	357
Intangible assets, net	1,158	1,227
Contract amendment fees	423	450
Deferred tax assets	93	91
Prepaids, deposits and other assets	2,015	1,893
Total assets	$43,023	$44,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,040	$1,316
Amount due to a related party	—	14
Accrued expenses	1,518	2,228
Income tax payable	24	68
Notes payable to a related party	4,687	6,211
Capital lease obligations	278	322
Customer deposits and other current liabilities	493	357
Total current liabilities	8,040	10,516

Other liabilities	960	869
Deferred tax liability	207	207
Total liabilities	9,207	11,592

Stockholders’ equity:
Common stock, $.001 par value, 300,000,000 shares authorized; 119,618,613 and 118,839,393 shares issued and outstanding	119	119
Additional paid-in-capital	31,472	31,191
Accumulated other comprehensive income	610	559
Retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated upon quasi-reorganization)	1,614	642
Total EGT stockholders’ equity	33,815	32,511
Non-controlling interest	1	1
Total EGT stockholders’ equity	33,816	32,512
Total liabilities and stockholders’ equity	$43,023	$44,104

Entertainment Gaming Asia Inc.

Adjusted EBITDA

(Unaudited)

	Three-Months Ended March 31,
(amounts in thousands)	2012	2011
Net income – GAAP basis	$972	$692
Interest expense	53	94
Interest income	(12)	(23)
Income tax expense	54	139
Depreciation and amortization	1,865	1,889
Stock-based compensation expense	265	223
Gain on disposition of assets	(12)	—
EBITDA, as adjusted	$3,185	$3,014

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income/(loss) as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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